EXHIBIT A

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: June 11, 2025

THREE RIVERS PTC LIMITED

/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

THE SOUTHERN SELLIBEN TRUST
by: Three Rivers PTC Limited, as trustee

By:	/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director